CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-SUPR2 MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

May 10, 2023

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-SUPR2 Series (the “VV-SUPR2 Series”) and the creation of the VV-SUPR2 Interests (the “VV-SUPR2 Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in May 2023 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-SUPR2 Series and the creation of the VV-SUPR2 Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-SUPR2 Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-SUPR2 Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-SUPR2 Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-SUPR2 Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-SUPR2 Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-SUPR2 Interests

AUTHORIZED SHARES:	Minimum: 495 / Maximum: 545 Interests

SERIES ASSETS:

2020 Super Tuscans
Product	Vintage	Bottles
Tignanello	2020	120
Tignanello 1.5L	2020	2
Tignanello 375ml	2020	36
Ornellaia	2020	54
Petrolo Galatrona	2020	36
Tua Rita Per Sempre	2020	6
Tua Rita Giusto di Notri	2020	60
Tua Rita Redigaffi	2020	30
Fattoria Le Pupille Saffredi	2020	36

VOTING POWERS:	No Voting Powers.
SERIES ASSETS:

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-SUPR2 to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY: Nicholas King
NAME: Nick King